EXHIBIT 99.1


                 ANNUAL REPORT ON FORM 11-K FOR
             THE COMMUNITY NATIONAL BANK 401(K) PLAN

     This section is included in this Annual Report on Form 10-K in lieu of filing a report on Form 11-K for The Community
National Bank 401(K) Plan. Under ERISA, no financial statements are required to be prepared for The Community National Bank
401(K) Plan.